PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
November 30, 2016

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2016 THIRD QUARTER RESULTS

•	Third quarter revenue increased 4% compared to the prior year period.

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Third quarter EPS on a GAAP basis was $1.56 compared to guidance of $2.30 to $2.35. Results included a $77 million noncash loss related to the deconsolidation of a Mexican subsidiary, which was not previously included in guidance, as regulatory approval was not received until the fourth quarter.

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Third quarter EPS on a non-GAAP basis was $2.60, which exceeded guidance of $2.35 to $2.40 and included a $0.46 per share negative impact compared to the prior year period related to foreign currency exchange rates.

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Full year 2016 EPS guidance on a GAAP basis is projected to be in a range of $6.51 to $6.56, which includes the $77 million noncash loss related to the deconsolidation of a Mexican subsidiary. Previous guidance of $7.50 to $7.60 did not include such loss.

•
Full year 2016 EPS guidance on a non-GAAP basis was raised to a range of $6.70 to $6.75, which includes a negative impact of approximately $1.65 per share related to foreign currency exchange rates. Previous guidance was $6.55 to $6.65, which included a $1.60 per share negative impact related to foreign currency exchange rates.

New York, New York - PVH Corp. [NYSE: PVH] reported 2016 third quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our strong performance in the third quarter, which exceeded our guidance on a non-GAAP basis despite the volatile macroeconomic environment. We continue to over deliver against our 2016 plan, driven in large part by strong momentum across our Calvin Klein and Tommy Hilfiger International businesses. While our North America wholesale businesses have performed well throughout the year, we have not experienced any significant improvement in traffic and consumer spending trends across our Tommy Hilfiger and Calvin Klein U.S. outlet stores located in international tourist locations.”

Mr. Chirico continued, “Although we are increasing our non-GAAP earnings guidance for the year, we continue to take a prudent approach to planning the holiday season in light of the macroeconomic and geopolitical volatility around the world, as well as the strengthening dollar in the wake of the U.S. Presidential election.”

Mr. Chirico concluded, “We believe that through the power of our designer lifestyle brands, Calvin Klein and Tommy Hilfiger, we can successfully navigate this uncertain environment. We expect our proven business model and talented associates will continue to drive the execution of our strategic initiatives in an ever-changing environment while delivering stockholder value.”

Third Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 9% to $891 million (increased 10% on a constant currency basis) compared to the prior year period. Calvin Klein International revenue increased 16% to $389 million (increased 17% on a constant currency basis) compared to the prior year period, including a 7% increase in comparable store sales. Europe and China continued to demonstrate the strongest performance. Calvin Klein North America revenue increased 5% to $502 million (increased 6% on a constant currency basis) compared to the prior year period primarily driven by continued healthy growth in the wholesale business. North America retail revenue was flat compared to the prior year period, as square footage expansion in Company-operated stores was offset by a 5% comparable store sales decline driven by continued weakness in traffic and consumer spending trends in Calvin Klein’s U.S. stores located in international tourist locations.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $69 million, compared to $142 million in the prior year period. The decrease was principally due to the noncash loss of $77 million recorded in the third quarter of 2016 in anticipation of the deconsolidation of the Company’s subsidiary that principally operated and managed its Calvin Klein business in Mexico, which is expected to occur at 11:59 p.m. EST on November 30, 2016 in connection with the closing of the joint venture transaction in Mexico (the “Mexico deconsolidation”). Partially offsetting this decrease was the absence of $7 million of costs incurred in the prior year period in connection with the Company’s integration of Warnaco and the related restructuring. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $146 million, inclusive of a $16 million negative impact due to foreign currency exchange rates, compared to $148 million in the prior year period. Earnings on a non-GAAP basis increased excluding the negative impact of foreign currency exchange rates, despite a $10 million planned increase in expenses related to marketing and investments associated with the recent Calvin Klein creative team leadership change. The increase was driven by the revenue increase noted above, as well as gross margin improvement, particularly in Europe and in the North America wholesale business.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 4% to $927 million (increased 6% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 16% to $525 million (increased 18% on a constant currency basis) compared to the prior year period. This increase was driven by continued strong growth in Europe, including a 10% increase in comparable store sales, and the Company’s April 2016 acquisition of the 55% interest in its joint venture for Tommy Hilfiger in China (“TH China”) that it did not already own (the “TH China acquisition”). Tommy Hilfiger North America revenue decreased 7% to $402 million (also decreased 7% on a constant currency basis) compared to the prior year period. The North America revenue decrease was principally due to an 11% comparable store sales decline, driven by continued weakness in traffic and consumer spending trends in Tommy Hilfiger’s U.S. stores located in international tourist locations, and the winding down of the Company’s directly operated womenswear wholesale business in the U.S. and Canada in connection with licensing this business to G-III Apparel Group, Ltd. (the “G-III license”).

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $116 million compared to $126 million in the prior year period. Included in earnings for the current year period were (i) costs of $19 million incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and the G-III license and (ii) a gain of $18 million recorded in connection with a payment made to the Company to exit a retail flagship store in Europe. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $117 million, inclusive of a $24 million negative impact due to foreign currency exchange rates, compared to $126 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period). Excluding the negative impact of foreign currency exchange rates, earnings on a non-GAAP basis increased due to the Tommy Hilfiger

International revenue increase noted above and gross margin improvement in Europe, partially offset by the Tommy Hilfiger North America revenue decline noted above.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 8% to $426 million compared to the prior year period, principally resulting from the rationalization initiatives implemented in 2015 that continued to impact the business in 2016, consisting of the exit from the Izod retail business and the discontinuation of several licensed product lines in the dress furnishings business. Partially offsetting these decreases was a 6% increase in comparable store sales in the Van Heusen business.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $44 million compared to $26 million in the prior year period principally due to the absence of $17 million of costs incurred in the prior year period in connection with (i) the Warnaco integration and restructuring, (ii) the operation of and exit from the Izod retail business and (iii) the discontinuation of several licensed product lines in the dress furnishings business. These costs were excluded from earnings before interest and taxes on a non-GAAP basis in the prior year period. Current quarter earnings before interest and taxes on a GAAP basis of $44 million (there were no non-GAAP exclusions in the current year period) increased slightly compared to $43 million on a non-GAAP basis in the prior year period, as gross margin improvement in the ongoing businesses more than offset the overall revenue decline noted above.

Third Quarter Consolidated Earnings:
Earnings before interest and taxes on a GAAP basis for the quarter decreased to $198 million compared to the prior year period of $254 million, principally driven by an increase of $43 million of net costs, consisting of (i) the noncash loss recorded in anticipation of the Mexico deconsolidation, (ii) the gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe, (iii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, (iv) the costs incurred in connection with the G-III license and (v) the reduction in costs incurred in connection with the Warnaco integration and restructuring and the Heritage

Brands rationalization initiatives compared to the prior year period. Earnings before interest and taxes on a non-GAAP basis discussed below excludes the net cost increase.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $276 million, inclusive of a $41 million negative impact due to foreign currency exchange rates, compared to $288 million in the prior year period.

The effective tax rate on a GAAP basis for the quarter increased to 25.3% compared to 1.9% in the prior year period. The increase was principally attributable to a reduction in discrete tax benefits recognized in the current year period as compared to the prior year period, as well as an unfavorable impact in the current year period due to the tax expense recorded on the assets held for sale in anticipation of the Mexico deconsolidation. Excluding these items, the effective tax rate on a non-GAAP basis for the quarter decreased to 14.9% compared to 15.3% in the prior year period, principally attributable to a favorable shift in the mix of earnings between tax jurisdictions.

Net interest expense increased to $29 million from $27 million in the prior year period primarily due to the negative impacts of the interest rate swap that commenced in February 2016 to convert a portion of the Company’s variable rate debt under its term loans to fixed rate debt and the issuance of €350 million of senior notes in June 2016, partially offset by the positive impacts from debt repayments made during 2015 and 2016 and the amendment of the Company’s credit facility in the second quarter of 2016.

Inventory levels decreased 6% compared to the prior year’s third quarter. Included in inventory was an increase related to the TH China acquisition, which was offset by a decrease resulting from the reclassification of the Company’s Mexico subsidiary’s assets as held for sale in anticipation of the Mexico deconsolidation.

Nine Months Consolidated Results:
Earnings per share was $5.52 on a GAAP basis for the first nine months of 2016 compared to $5.26 in the prior year period. Earnings per share was $5.57 on a non-GAAP basis for the first nine months of 2016 compared to $5.53 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first nine months of 2016 included a $1.42 negative impact related to foreign currency exchange rates.

Revenue for the first nine months of 2016 increased 3% to $6.10 billion (increased 4% on a constant currency basis) compared to the prior year period.

The revenue change was due to:

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An 11% increase (13% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, driven by significant growth in Europe, China and the North America wholesale business. International retail comparable store sales increased 7%. North America retail comparable store sales decreased 4%, driven by the continued weakness in traffic and consumer spending trends in Calvin Klein’s U.S. stores located in international tourist locations.

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A 5% increase (6% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, driven principally by strong growth across Europe, including a 9% increase in comparable store sales, and the TH China acquisition, which was completed in April 2016. In the Tommy Hilfiger North America business, wholesale growth was more than offset by a 9% decline in comparable store sales compared to the prior year period, driven by continued weakness in traffic and consumer spending trends in Tommy Hilfiger’s U.S. stores located in international tourist locations.

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An 11% decrease in the Heritage Brands business compared to the prior year period, driven principally by the rationalization initiatives in the business, partially offset by a 9% increase in comparable store sales in the Van Heusen business.

Earnings before interest and taxes on a GAAP basis for the first nine months of 2016 increased to $635 million compared to the prior year period of $585 million due in large part to a net gain of $64 million, consisting of (i) the noncash gain of $153 million recorded in 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, (ii) the gain of $18 million recorded in 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe, (iii) a $64 million reduction in costs incurred in connection with the Warnaco integration and restructuring and the Heritage Brands rationalization initiatives compared to the prior year period, (iv) the noncash loss of $77 million recorded in the third quarter of 2016 in anticipation of the Mexico deconsolidation, (v) $68 million of costs incurred in 2016 in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets, (vi) $16 million of costs incurred in connection with the amendment of the Company’s credit facility and (vii) $10 million of costs incurred in connection with the G-III license and the restructuring associated with the new global creative strategy for Calvin Klein. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the first nine months of 2016 was $647 million, inclusive of a $124 million negative impact due to foreign currency exchange rates, compared to $659 million in the prior year period. Excluding the negative impact of foreign currency exchange rates, the strong growth on a non-GAAP basis was primarily driven by earnings increases in the Calvin Klein business and in the Tommy Hilfiger International business. Partially offsetting these increases were earnings declines in Tommy Hilfiger North America, principally due to continued weak performance in Tommy Hilfiger’s U.S. stores located in international tourist locations, and in the Heritage Brands business due to the overall revenue decline and a deleveraging of expenses resulting from the rationalization initiatives in the business.

Stock Repurchase Program:
During the first nine months of 2016, the Company repurchased approximately 2.3 million shares of its common stock for $226 million (approximately 3.6 million shares for $352 million since inception) under the $500 million three-year stock repurchase program authorized by the Board of Directors in June 2015. Stock repurchases under this program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The stock repurchase program may be modified, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2016 Guidance:
The Company currently expects its full year 2016 earnings per share results will be negatively impacted compared to 2015 by approximately $1.65 per share attributable to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business. Approximately 80% of the negative impact is expected to be on a transactional basis and approximately 20% is expected to be due to currency translation. The negative impact on a transactional basis is primarily due to our international businesses purchasing inventory in U.S. dollars, as the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. The negative translation impact is related to the earnings generated in foreign markets, which will translate into fewer U.S. dollars.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2016 earnings per share on a GAAP basis will be in a range of $6.51 to $6.56 compared to $6.89 in the prior year. The Company currently projects that 2016 earnings per share on a non-GAAP basis will be in a range of $6.70 to $6.75 compared to $7.05 in the prior year. Both projections include approximately $1.65 per share negative impact related to foreign currency exchange rates, as described above.

Revenue in 2016 is currently projected to increase approximately 2% (increase approximately 3% on a constant currency basis) as compared to 2015. It is currently projected that revenue for the Calvin Klein business will increase approximately 6% (increase approximately 8% on a constant currency basis). Revenue for the Tommy Hilfiger business is currently projected to increase approximately 4% (increase approximately 5% on a constant currency basis). Revenue for the Heritage Brands business is currently projected to decrease approximately 9% principally due to the rationalization initiatives implemented in 2015 that continued to impact the business in 2016, consisting of the exit from the Izod retail business and the discontinuation of several licensed product lines in the dress furnishings business.

Net interest expense in 2016 is expected to be approximately $117 million compared to $113 million in 2015 primarily due to the negative impacts of the interest rate swap that commenced in February 2016 to convert a portion of the Company’s variable rate debt under its term loans to fixed rate debt and the issuance of €350 million of senior notes in June 2016, partially offset by the positive impacts from debt repayments made during 2015 and expected to be made in 2016 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company currently estimates that the 2016 effective tax rate will be in a range of 18% to 18.5% on a GAAP basis and 19% to 19.5% on a non-GAAP basis.

The Company’s 2016 earnings per share estimate on a non-GAAP basis excludes $27 million of expected pre-tax net costs, consisting of (i) the $77 million noncash loss recorded in the third quarter of 2016 in anticipation of the Mexico deconsolidation, (ii) $22 million of costs incurred in connection with the Warnaco integration and restructuring, the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, the G-III license and the restructuring associated with the new global creative strategy for Calvin Klein, (iii) $16 million of costs incurred in connection with the amendment of the Company’s credit facility in the second quarter of 2016, (iv) the $70 million net gain related to TH China, including the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value, partially offset by acquisition costs expected to be incurred, and (v) the $18 million gain recorded in connection with a payment made to the Company during the third quarter of 2016 to exit a Tommy Hilfiger retail flagship store in Europe. Also excluded from the Company’s estimate of 2016 earnings per share on a non-GAAP basis are discrete tax benefits of $14 million recorded related to the resolution of uncertain tax positions, tax expense of $16 million recorded in the third quarter of 2016 on the assets held for sale in anticipation of the Mexico deconsolidation and the estimated tax effects of the above pre-tax items.

Fourth Quarter Guidance
The Company currently expects its fourth quarter 2016 earnings per share results will be negatively impacted compared to the fourth quarter of 2015 by $0.23 per share related to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business.

The Company currently expects that the fourth quarter of 2016 will include an expense increase of $25 million over the prior year period related to marketing and investments associated with the recent Calvin Klein creative team leadership change, including a shift of $5 million of expenses into the fourth quarter that were previously planned in the third quarter. Previous guidance included a $20 million planned increase in the fourth quarter over the prior year period.

Fourth quarter 2016 earnings per share on a GAAP basis is currently projected to be in a range of $0.99 to $1.04 compared to $1.63 in the prior year period. The Company currently projects that fourth quarter 2016 earnings per share on a non-GAAP basis will be in a range of $1.13 to $1.18 compared to $1.52 in the prior year period. Both projections include a $0.23 per share negative impact related to foreign currency exchange rates, as described above.

Revenue in the fourth quarter of 2016 is currently projected to decrease approximately 1% (increase approximately 1% on a constant currency basis) compared to the prior year period. Negatively impacting revenue in the current year’s fourth quarter as compared to the prior year period is a 2% revenue reduction resulting from the Mexico deconsolidation and the G-III license. Revenue for the Calvin Klein business in the fourth quarter is currently projected to decrease approximately 5% (decrease approximately 3% on a constant currency basis), which includes a revenue reduction resulting from the Mexico deconsolidation. Revenue for the Tommy Hilfiger business in the fourth quarter is currently projected to increase approximately 3% (increase approximately 5% on a constant currency basis), which includes a revenue reduction resulting from the G-III license. Revenue for the Heritage Brands business in the fourth quarter is currently projected to decrease approximately 3%.

The Company currently projects that fourth quarter 2016 net interest expense will be $31 million compared to $28 million in the prior year period, primarily due to the negative impacts of the interest rate swap noted above and the issuance of €350 million of senior notes in June 2016, partially offset by the positive impacts of debt repayments made during 2015 and expected to be made in 2016 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company currently estimates that the fourth quarter effective tax rate will be in a range of 14% to 17% on a GAAP basis and 17% to 20% on a non-GAAP basis.

The Company’s fourth quarter earnings per share estimate on a non-GAAP basis excludes $16 million of pre-tax costs expected to be incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and the estimated tax effects of these pre-tax costs.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

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Pre-tax costs of approximately $10 million incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and $2 million was incurred in the second quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

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Pre-tax costs of $4 million incurred in 2016 in connection with the G-III license, of which $1 million was incurred in each of the first and second quarters and $2 million was incurred in the third quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain are transaction-related pre-tax costs of $83 million expected to be incurred in 2016, primarily consisting of noncash charges related to valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter, $17 million was incurred in the third quarter and $16 million is expected to be incurred in the fourth quarter.

•
Pre-tax noncash loss of $77 million recorded in the third quarter of 2016 in anticipation of the Mexico deconsolidation. The loss will be remeasured in connection with the closing of the transaction in the fourth quarter and will be impacted by many factors subsequent to October 30, 2016, such as, but not limited to, fluctuations in the Mexican peso exchange rate and changes to the Mexico subsidiary’s balance sheet, revenues and income.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•	Pre-tax gain of $18 million recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe.

•
Discrete tax benefits of $14 million recorded in 2016 related to the resolution of uncertain tax positions, of which $6 million was recorded in the first quarter and $8 million was recorded in the third quarter.

•	A tax expense of $16 million recorded in the third quarter of 2016 on the assets held for sale in anticipation of the Mexico deconsolidation.

•
Pre-tax costs of $73 million incurred in 2015 in connection with the integration of Warnaco and the related restructuring, of which $19 million was incurred in the first quarter, $13 million was incurred in the second quarter, $19 million was incurred in the third quarter and $23 million was incurred in the fourth quarter.

•
Pre-tax costs of $17 million incurred in 2015 principally related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, of which $3 million was incurred in the second quarter, $13 million was incurred in the third quarter and less than $1 million was incurred in the fourth quarter.

•
Pre-tax costs of $10 million incurred in 2015 related to the operation of and exit from the Izod retail business, of which $1 million was incurred in the first quarter, $6 million was incurred in the second quarter, $3 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax costs of $3 million incurred in the fourth quarter of 2015 in connection with the G-III license.

•	A pre-tax gain of $2 million recorded in the second quarter of 2015 on the Company’s equity investment in the parent company of the Karl Lagerfeld brand.

•	A pre-tax gain of $20 million recorded in the fourth quarter of 2015 related to recognized actuarial gains on retirement plans.

•
Discrete tax benefits of $35 million recorded in 2015 primarily related to the resolution of uncertain tax positions and the impact of tax law and tax rate changes on deferred taxes, of which $2 million was recorded in the first quarter, $1 million was recorded in the second quarter, $19 million was recorded in the third quarter and $13 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in U.S. dollars and, as the U.S. dollar strengthens, the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency financial information by translating its foreign revenues and profit for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).  Additionally, for international businesses that purchase inventory in U.S. dollars, the Company calculates cost of goods sold for the current period on a constant currency basis assuming such inventory was purchased at the average exchange rates in effect during the comparable prior year period.

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2016 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Thursday, December 1, 2016 at 9:00 a.m. EST. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 8980277. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the disposal of the net assets of a divested entity; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be adversely affected by the strengthening of the U.S. dollar against foreign currencies in which we transact significant levels of business; (x) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses that are recorded immediately in earnings, generally in the fourth quarter of the year; and (xi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Net sales	$2,123.4	$2,040.9	$5,786.5	$5,591.9
Royalty revenue	93.9	97.4	240.9	247.0
Advertising and other revenue	27.0	26.2	68.0	68.9
Total revenue	$2,244.3	$2,164.5	$6,095.4	$5,907.8

Gross profit on net sales	$1,070.7	$977.4	$2,923.4	$2,772.8
Gross profit on royalty, advertising and other revenue	120.9	123.6	308.9	315.9
Total gross profit	1,191.6	1,101.0	3,232.3	3,088.7

Selling, general and administrative expenses	918.0	853.8	2,657.9	2,519.2

Debt modification and extinguishment costs			15.8

Other noncash (loss) gain, net	(76.9)		76.2

Equity in net income of unconsolidated affiliates	1.2	6.4	0.7	15.0

Earnings before interest and taxes	197.9	253.6	635.5	584.5

Interest expense, net	29.2	27.4	86.3	85.2

Pre-tax income	168.7	226.2	549.2	499.3

Income tax expense	42.6	4.3	101.0	61.1

Net income	126.1	221.9	448.2	438.2

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.1)		(0.1)

Net income attributable to PVH Corp.	$126.2	$221.9	$448.3	$438.2

Diluted net income per common share attributable to PVH Corp. (2)	$1.56	$2.67	$5.52	$5.26

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Depreciation and amortization expense	$84.4	$63.0	$237.6	$187.0

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	On June 29, 2016, the Company and Arvind Limited formed a joint venture in Ethiopia, PVH Arvind Manufacturing Private Limited Company, in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results for the periods ended October 30, 2016 and November 1, 2015 excluding (i) the costs incurred in the first and second quarters of 2016 and the first, second and third quarters of 2015 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the costs incurred in the first quarter of 2016 and the second and third quarters of 2015 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (iii) the costs incurred in the first, second and third quarters of 2016 in connection with the licensing to G-III Apparel Group, Ltd. (“G-III”) of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada (the “G-III license”), which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016; (iv) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH Asia, Ltd. (“TH China”), its joint venture for Tommy Hilfiger in China, to fair value in connection with the acquisition of the 55% interest that it did not already own (the “TH China acquisition”); (vi) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in the first, second and third quarters of 2016 in connection with the TH China acquisition, primarily consisting of noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the costs incurred in the second quarter of 2016 related to the amendment of its credit facility; (ix) the noncash loss recorded in the third quarter of 2016 in anticipation of the deconsolidation of the Company’s subsidiary that principally operated and managed its Calvin Klein business in Mexico, which is expected to occur at 11:59 p.m. EST on November 30, 2016 in connection with the closing of the joint venture transaction in Mexico (the “Mexico deconsolidation”); (x) the gain recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe; (xi) the costs incurred in the first, second and third quarters of 2015 in connection with the operation of and exit from its Izod retail business; (xii) the gain recorded in the second quarter of 2015 on its equity investment in the parent company of the Karl Lagerfeld brand (“Karl Lagerfeld”); (xiii) the tax effects associated with the foregoing pre-tax items; (xiv) the tax benefits recorded in the first and third quarters of 2016 and the first, second and third quarters of 2015 associated with discrete items related to the resolution of uncertain tax positions; and (xv) the tax expense recorded in the third quarter of 2016 on the assets held for sale in anticipation of the Mexico deconsolidation, which are on a non-GAAP basis, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Non-GAAP Measures
Total gross profit(1)	$1,193.4	$1,106.8	$3,239.6	$3,069.2
Selling, general and administrative expenses(2)	919.0	824.8	2,599.4	2,423.4
Debt modification and extinguishment costs (3)			—
Other noncash (loss) gain, net (4)	—		—
Equity in net income of unconsolidated affiliates(5)			6.6	12.8
Earnings before interest and taxes(6)	275.6	288.4	646.8	658.6
Income tax expense(7)	36.7	39.9	108.2	112.9
Net income attributable to PVH Corp.(8)	209.8	221.1	452.4	460.5
Diluted net income per common share attributable to PVH Corp.(9)	$2.60	$2.66	$5.57	$5.53

Depreciation and amortization expense(10)	$68.9	$61.4	$201.2	$182.2

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(4) Please see Table 6 for reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis.
(5) Please see Table 7 for reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7)    Please see Table 8 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(10) Please see Table 9 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Net income attributable to PVH Corp.	$126.2	$221.9	$448.3	$438.2

Diluted net income per common share attributable to PVH Corp.(1)	$1.56	$2.67	$5.52	$5.26

Pre-tax items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.8		7.3

Gross profit associated with the operation of and exit from the Izod retail business		(3.0)		(28.3)

Gross profit charges principally associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		8.8		8.8

SG&A expenses associated with the integration of Warnaco and related restructuring		18.9	9.8	50.8

SG&A expenses associated with the operation of and exit from the Izod retail business		5.8		37.4

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		4.3	2.6	7.6

SG&A expenses associated with the G-III license	1.6		4.2

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring			5.5

SG&A expenses associated with the TH China acquisition (primarily consisting of amortization of short-lived assets)	15.5		54.5

Gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe (recorded in SG&A)	(18.1)		(18.1)

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)			(153.1)

Loss recorded in anticipation of the Mexico deconsolidation (recorded in other noncash (loss) gain, net)	76.9		76.9

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income of unconsolidated affiliates)			5.9

Gain recorded on the equity investment in Karl Lagerfeld (recorded in equity in net income of unconsolidated affiliates)				(2.2)

Debt modification and extinguishment costs			15.8

Tax effects of the above pre-tax items(2)	(2.8)	(17.1)	(10.1)	(30.3)

Discrete tax benefits related to the resolution of uncertain tax positions	(7.8)	(18.5)	(13.6)	(21.5)

Tax expense on the assets held for sale in anticipation of the Mexico deconsolidation	16.5		16.5

Net income on a non-GAAP basis attributable to PVH Corp.	$209.8	$221.1	$452.4	$460.5

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$2.60	$2.66	$5.57	$5.53

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Earnings before interest and taxes	$197.9	$253.6	$635.5	$584.5

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.8		7.3

Gross profit associated with the operation of and exit from the Izod retail business		(3.0)		(28.3)

Gross profit charges principally associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		8.8		8.8

SG&A expenses associated with the integration of Warnaco and related restructuring		18.9	9.8	50.8

SG&A expenses associated with the operation of and exit from the Izod retail business		5.8		37.4

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		4.3	2.6	7.6

SG&A expenses associated with the G-III license	1.6		4.2

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring			5.5

SG&A expenses associated with the TH China acquisition (primarily consisting of amortization of short-lived assets)	15.5		54.5

Gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe (recorded in SG&A)	(18.1)		(18.1)

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)			(153.1)

Loss recorded in anticipation of the Mexico deconsolidation (recorded in other noncash (loss) gain, net)	76.9		76.9

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income of unconsolidated affiliates)			5.9

Gain recorded on the equity investment in Karl Lagerfeld (recorded in equity in net income of unconsolidated affiliates)				(2.2)

Debt modification and extinguishment costs			15.8

Earnings before interest and taxes on a non-GAAP basis	$275.6	$288.4	$646.8	$658.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Gross profit	$1,191.6	$1,101.0	$3,232.3	$3,088.7

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.8		7.3

Gross profit associated with the operation of and exit from the Izod retail business		(3.0)		(28.3)

Gross profit charges principally associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		8.8		8.8

Gross profit on a non-GAAP basis	$1,193.4	$1,106.8	$3,239.6	$3,069.2

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

SG&A	$918.0	$853.8	$2,657.9	$2,519.2

Items excluded:

SG&A expenses associated with the integration of Warnaco and related restructuring		(18.9)	(9.8)	(50.8)

SG&A expenses associated with the operation of and exit from the Izod retail business		(5.8)		(37.4)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		(4.3)	(2.6)	(7.6)

SG&A expenses associated with the G-III license	(1.6)		(4.2)

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring			(5.5)

SG&A expenses associated with the TH China acquisition (primarily consisting of amortization of short-lived assets)	(15.5)		(54.5)

Gain related to a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe	18.1		18.1

SG&A on a non-GAAP basis	$919.0	$824.8	$2,599.4	$2,423.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Nine Months Ended
10/30/16

Debt modification and extinguishment costs	$15.8

Items excluded:

Costs incurred related to the amendment of the Company’s credit facility	(15.8)

Debt modification and extinguishment costs on a non-GAAP basis	$—

Table 6 - Reconciliations of GAAP other noncash (loss) gain, net to noncash (loss) gain, net on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	10/30/16	10/30/16

Other noncash (loss) gain, net	$(76.9)	$76.2

Items excluded:

Gain to write-up the Company’s equity investment in TH China to fair value		(153.1)

Loss recorded in anticipation of the Mexico deconsolidation	76.9	76.9

Other noncash (loss) gain, net on a non-GAAP basis	$—	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Nine Months Ended
	10/30/16	11/1/15

Equity in net income of unconsolidated affiliates	$0.7	$15.0

Items excluded:

One-time expenses recorded on the Company’s equity investment in TH China	5.9

Gain recorded on the equity investment in Karl Lagerfeld		(2.2)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$6.6	$12.8

Table 8 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Income tax expense	$42.6	$4.3	$101.0	$61.1

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	2.8	17.1	10.1	30.3

Discrete tax benefits related to the resolution of uncertain tax positions	7.8	18.5	13.6	21.5

Tax expense on the assets held for sale in anticipation of the Mexico deconsolidation	(16.5)		(16.5)

Income tax expense on a non-GAAP basis	$36.7	$39.9	$108.2	$112.9

(1) The estimated tax effects associated with the Company’s non-GAAP exclusions are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 9 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/16	11/1/15	10/30/16	11/1/15

Depreciation and amortization expense	$84.4	$63.0	$237.6	$187.0

Items excluded:

Amortization of short-lived assets associated with the TH China acquisition	(14.3)		(32.2)

Depreciation and amortization associated with the G-III license	(1.2)		(3.8)

Depreciation and amortization associated with the integration of Warnaco and related restructuring		(1.6)	(0.4)	(4.8)

Depreciation and amortization expense on a non-GAAP basis	$68.9	$61.4	$201.2	$182.2

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	10/30/16				11/1/15
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$126.2	$(83.6)		$209.8	$221.9	$0.8		$221.1

Weighted average common shares	80.0			80.0	82.4			82.4
Weighted average dilutive securities	0.7			0.7	0.7			0.7
Total shares	80.7			80.7	83.1			83.1

Diluted net income per common share attributable to PVH Corp.	$1.56			$2.60	$2.67			$2.66

	Nine Months Ended				Nine Months Ended
	10/30/16				11/1/15
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$448.3	$(4.1)		$452.4	$438.2	$(22.3)		$460.5

Weighted average common shares	80.6			80.6	82.6			82.6
Weighted average dilutive securities	0.6			0.6	0.7			0.7
Total shares	81.2			81.2	83.3			83.3

Diluted net income per common share attributable to PVH Corp.	$5.52			$5.57	$5.26			$5.53

(1)
Represents the impact on net income in the periods ended October 30, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the noncash loss recorded in anticipation of the Mexico deconsolidation; (ix) the gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe; (x) the costs incurred in connection with the amendment of the Company’s credit facility; (xi) the tax effects associated with the foregoing pre-tax items; (xii) the tax benefits associated with discrete items related to the resolution of uncertain tax positions; and (xiii) the tax expense on the assets held for sale in anticipation of the Mexico deconsolidation. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended November 1, 2015 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business; (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the gain recorded on the equity investment in Karl Lagerfeld; (v) the tax effects associated with the foregoing pre-tax items; and (vi) the tax benefits associated with discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	10/30/16	11/1/15
ASSETS
Current Assets:
Cash and Cash Equivalents	$662.4	$369.9
Receivables	788.4	866.2
Inventories	1,258.3	1,332.0
Other Current Assets	189.9	196.8
Assets Held For Sale	49.1	—
Total Current Assets	2,948.1	2,764.9
Property, Plant and Equipment	730.2	731.8
Goodwill and Other Intangible Assets	7,154.8	6,921.9
Other Assets	235.5	285.9
	$11,068.6	$10,704.5

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,309.6	$1,214.7
Short-Term Borrowings	20.8	27.6
Current Portion of Long-Term Debt	—	124.1
Current Liabilities Related to Assets Held For Sale	26.0	—
Other Liabilities	1,613.6	1,601.2
Long-Term Debt	3,303.1	3,191.3
Redeemable Non-Controlling Interest	1.2	—
Stockholders’ Equity	4,794.3	4,545.6
	$11,068.6	$10,704.5

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	10/30/16	11/1/15

Calvin Klein North America
Net sales	$444.4	$420.1
Royalty revenue	43.1	43.9
Advertising and other revenue	14.4	13.8
Total	501.9	477.8

Calvin Klein International
Net sales	364.0	308.8
Royalty revenue	18.8	21.0
Advertising and other revenue	6.5	6.5
Total	389.3	336.3

Total Calvin Klein
Net sales	808.4	728.9
Royalty revenue	61.9	64.9
Advertising and other revenue	20.9	20.3
Total	891.2	814.1

Tommy Hilfiger North America
Net sales	383.6	416.5
Royalty revenue	14.8	13.4
Advertising and other revenue	3.8	4.0
Total	402.2	433.9

Tommy Hilfiger International
Net sales	512.3	439.1
Royalty revenue	11.6	13.6
Advertising and other revenue	1.1	1.0
Total	525.0	453.7

Total Tommy Hilfiger
Net sales	895.9	855.6
Royalty revenue	26.4	27.0
Advertising and other revenue	4.9	5.0
Total	927.2	887.6

Heritage Brands Wholesale
Net sales	354.2	384.0
Royalty revenue	5.1	4.9
Advertising and other revenue	1.1	0.8
Total	360.4	389.7

Heritage Brands Retail
Net sales	64.9	72.4
Royalty revenue	0.5	0.6
Advertising and other revenue	0.1	0.1
Total	65.5	73.1

Total Heritage Brands
Net sales	419.1	456.4
Royalty revenue	5.6	5.5
Advertising and other revenue	1.2	0.9
Total	425.9	462.8

Total Revenue
Net sales	2,123.4	2,040.9
Royalty revenue	93.9	97.4
Advertising and other revenue	27.0	26.2
Total	$2,244.3	$2,164.5

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/30/16			11/1/15
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$(0.7)	$(76.9)	$76.2	$80.2	$(2.7)	$82.9

Calvin Klein International	69.6		69.6	61.5	(3.9)	65.4

Total Calvin Klein	68.9	(76.9)	145.8	141.7	(6.6)	148.3

Tommy Hilfiger North America	41.3	(1.6)	42.9	57.1		57.1

Tommy Hilfiger International	75.0	0.8	74.2	68.6		68.6

Total Tommy Hilfiger	116.3	(0.8)	117.1	125.7		125.7

Heritage Brands Wholesale	41.2		41.2	25.3	(14.5)	39.8

Heritage Brands Retail	2.4		2.4	0.5	(2.8)	3.3

Total Heritage Brands	43.6		43.6	25.8	(17.3)	43.1

Corporate	(30.9)		(30.9)	(39.6)	(10.9)	(28.7)

Total earnings before interest and taxes	$197.9	$(77.7)	$275.6	$253.6	$(34.8)	$288.4

(1)
Adjustments for the quarter ended October 30, 2016 represent the elimination of (i) the costs incurred in connection with the G-III license; (ii) the costs incurred in connection with the TH China acquisition, principally consisting of noncash charges related to amortization of short-lived assets; (iii) the noncash loss recorded in anticipation of the Mexico deconsolidation; and (iv) the gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe.

(2)
Adjustments for the quarter ended November 1, 2015 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business; and (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	10/30/16	11/1/15
Calvin Klein North America
Net sales	$1,144.5	$1,037.0
Royalty revenue	101.4	103.1
Advertising and other revenue	34.6	34.7
Total	1,280.5	1,174.8

Calvin Klein International
Net sales	986.5	865.2
Royalty revenue	54.2	57.0
Advertising and other revenue	19.1	19.6
Total	1,059.8	941.8

Total Calvin Klein
Net sales	2,131.0	1,902.2
Royalty revenue	155.6	160.1
Advertising and other revenue	53.7	54.3
Total	2,340.3	2,116.6

Tommy Hilfiger North America
Net sales	1,100.7	1,142.8
Royalty revenue	35.0	32.9
Advertising and other revenue	8.5	9.4
Total	1,144.2	1,185.1

Tommy Hilfiger International
Net sales	1,399.0	1,239.5
Royalty revenue	33.3	38.0
Advertising and other revenue	2.7	2.8
Total	1,435.0	1,280.3

Total Tommy Hilfiger
Net sales	2,499.7	2,382.3
Royalty revenue	68.3	70.9
Advertising and other revenue	11.2	12.2
Total	2,579.2	2,465.4

Heritage Brands Wholesale
Net sales	964.1	1,059.5
Royalty revenue	15.3	14.3
Advertising and other revenue	2.9	2.2
Total	982.3	1,076.0

Heritage Brands Retail
Net sales	191.7	247.9
Royalty revenue	1.7	1.7
Advertising and other revenue	0.2	0.2
Total	193.6	249.8

Total Heritage Brands
Net sales	1,155.8	1,307.4
Royalty revenue	17.0	16.0
Advertising and other revenue	3.1	2.4
Total	1,175.9	1,325.8

Total Revenue
Net sales	5,786.5	5,591.9
Royalty revenue	240.9	247.0
Advertising and other revenue	68.0	68.9
Total	$6,095.4	$5,907.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/30/16			11/1/15
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$92.6	$(79.8)	$172.4	$166.7	$(5.6)	$172.3

Calvin Klein International	172.3	(5.4)	177.7	145.5	(7.6)	153.1

Total Calvin Klein	264.9	(85.2)	350.1	312.2	(13.2)	325.4

Tommy Hilfiger North America	110.4	(4.2)	114.6	146.2		146.2

Tommy Hilfiger International	287.8	103.5	184.3	169.3		169.3

Total Tommy Hilfiger	398.2	99.3	298.9	315.5		315.5

Heritage Brands Wholesale	77.4	(3.0)	80.4	72.9	(23.5)	96.4

Heritage Brands Retail	8.2		8.2	(2.3)	(9.1)	6.8

Total Heritage Brands	85.6	(3.0)	88.6	70.6	(32.6)	103.2

Corporate	(113.2)	(22.4)	(90.8)	(113.8)	(28.3)	(85.5)

Total earnings before interest and taxes	$635.5	$(11.3)	$646.8	$584.5	$(74.1)	$658.6

(1)
Adjustments for the nine months ended October 30, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the noncash loss recorded in anticipation of the Mexico deconsolidation; (ix) the gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe; and (x) the costs incurred in connection with the amendment of the Company’s credit facility.

(2)
Adjustments for nine months ended November 1, 2015 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business, (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; and (iv) the gain recorded on the equity investment in Karl Lagerfeld.

PVH CORP.
Reconciliations of 2016 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in U.S. dollars and, as the U.S. dollar strengthens, the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency financial information by translating its foreign revenues and profit for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).  Additionally, for international businesses that purchase inventory in U.S. dollars, the Company calculates cost of goods sold for the current period on a constant currency basis assuming such inventory was purchased at the average exchange rates in effect during the comparable prior year period.
Constant currency performance should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	10/30/16	11/1/15

Calvin Klein North America	$501.9	$477.8	5.0%	(0.6)%	5.6%
Calvin Klein International	389.3	336.3	15.8%	(1.2)%	17.0%
Total Calvin Klein	891.2	814.1	9.5%	(0.8)%	10.3%

Tommy Hilfiger North America	$402.2	$433.9	(7.3)%	0.1%	(7.4)%
Tommy Hilfiger International	525.0	453.7	15.7%	(2.4)%	18.1%
Total Tommy Hilfiger	927.2	887.6	4.5%	(1.1)%	5.6%

Total Revenue	$2,244.3	$2,164.5	3.7%	(0.7)%	4.4%

	GAAP Revenue		% Change
	Nine Months Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	10/30/16	11/1/15

Total Calvin Klein	$2,340.3	$2,116.6	10.6%	(1.9)%	12.5%

Total Tommy Hilfiger	$2,579.2	$2,465.4	4.6%	(1.0)%	5.6%

Total Revenue	$6,095.4	$5,907.8	3.2%	(1.2)%	4.4%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2016 estimated results excluding (a) the costs incurred in the first and second quarters in connection with its integration of Warnaco and the related restructuring; (b) the costs incurred in the first quarter in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (c) the costs incurred in the first, second and third quarters in connection with the G-III license, which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016; (d) the costs incurred in the first quarter in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (e) the noncash gain recorded in the first quarter to write-up its equity investment in TH China in connection with the TH China acquisition; (f) the one-time costs recorded in the first quarter on its equity investment in TH China prior to the TH China acquisition closing; (g) the costs incurred in the first, second and third quarters and expected to be incurred in the fourth quarter in connection with the TH China acquisition, primarily consisting of noncash charges related to valuation adjustments and amortization of short-lived assets; (h) the noncash loss recorded in the third quarter in anticipation of the Mexico deconsolidation, which will be remeasured in connection with the closing of the transaction in the fourth quarter and will be impacted by many factors subsequent to October 30, 2016, such as, but not limited to, fluctuations in the Mexican peso exchange rate and changes to the Mexican subsidiary’s balance sheet, revenues and income; (i) the gain recorded in the third quarter in connection with a payment made to the Company to exit a Tommy Hilfiger retail flagship store in Europe; (j) the costs incurred in the second quarter in connection with the amendment of its credit facility; (k) the estimated tax effects associated with the foregoing pre-tax items; (l) the tax benefits recorded in the first and third quarters associated with discrete items related to the resolution of uncertain tax positions; and (m) the tax expense recorded in the third quarter on the assets held for sale in anticipation of the Mexico deconsolidation. The 2016 estimated results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2016 (Estimated)	Fourth Quarter 2016 (Estimated)	Full Year 2016 (Estimated)	Third Quarter 2016 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.51 - $6.56	$0.99 - $1.04	$7.50 - $7.60	$2.30 - $2.35
Estimated per common share impact of items identified as non-GAAP exclusions	$(0.19)	$(0.14)	$0.95	$(0.05)
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$6.70 - $6.75	$1.13 - $1.18	$6.55 - $6.65	$2.35 - $2.40

2016 Tax Rate Reconciliation	Full Year 2016 (Estimated)	Fourth Quarter 2016 (Estimated)

GAAP tax rate	18% - 18.5%	14% - 17%
Estimated tax effects of items identified as non-GAAP exclusions, discrete tax benefits related to the resolution of uncertain tax positions and tax expense recorded on the assets held for sale in anticipation of the Mexico deconsolidation	(1)%	(3)%
Tax rate on a non-GAAP basis	19% - 19.5%	17% - 20%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The loss recorded in anticipation of the Mexico deconsolidation will be remeasured upon the closing of the transaction in the fourth quarter and will be impacted by many factors subsequent to October 30, 2016, such as, but not limited to, fluctuations in the Mexican peso exchange rate and changes to the Mexican subsidiary’s balance sheet, revenues and income. The Company has no current understanding or agreement regarding any other such transaction or definitive plans regarding any such activity that has not been announced or completed.

2016 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2016 (Estimated) (Consolidated)	Full Year 2016 (Estimated) (Calvin Klein)	Full Year 2016 (Estimated) (Tommy Hilfiger)	Fourth Quarter 2016 (Estimated) (Consolidated)	Fourth Quarter 2016 (Estimated) (Calvin Klein)	Fourth Quarter 2016 (Estimated) (Tommy Hilfiger)

GAAP revenue increase (decrease)	2%	6%	4%	(1)%	(5)%	3%
Impact of foreign exchange	(1)%	(2)%	(1)%	(2)%	(2)%	(2)%
Non-GAAP revenue increase (decrease) on a constant currency basis	3%	8%	5%	1%	(3)%	5%

Please refer to the section entitled “Reconciliations of 2016 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	Full Year 2015				Fourth Quarter 2015
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$572.4	$(13.3)		$585.7	$134.2	$9.0		$125.2
Total weighted average shares	83.1			83.1	82.4			82.4

Diluted net income per common share	$6.89			$7.05	$1.63			$1.52

(1) Represents the impact on net income in the year ended January 31, 2016 from the elimination of (i) $73.4 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) $10.3 million of costs incurred in connection with the operation of and exit from the Izod retail business; (iii) $16.5 million of costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $3.2 million of costs incurred in connection with the G-III license; (v) the gain of $2.2 million recorded on the equity investment in Karl Lagerfeld; (vi) the recognized actuarial gain of $20.2 million on retirement plans; (vii) $33.2 million of tax effects associated with the foregoing pre-tax items; and (viii) the tax benefits of $34.5 million associated with discrete items primarily related to the resolution of uncertain tax positions and the impact of tax law and tax rate changes on deferred taxes.

(2) Represents the impact on net income in the quarter ended January 31, 2016 from the elimination of (i) $22.6 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) $1.2 million of costs incurred in connection with the exit from the Izod retail business; (iii) $0.1 million of costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $3.2 million of costs incurred in connection with the G-III license; (v) the recognized actuarial gain of $20.2 million on retirement plans; (vi) $2.9 million of tax effects associated with the foregoing pre-tax items; and (vii) the tax benefits of $13.0 million associated with discrete items primarily related to the resolution of uncertain tax positions and the impact of tax law and tax rate changes on deferred taxes.